CONTRACT OF SALE

This Contract is entered into by and between VIRGIL M. CASEY, TRUSTEE OF THE CASEY FAMILY TRUST DATED JUNE 3, 1992 ("Seller"), and SILVERLEAF RESORTS, INC. ("Purchaser").

WITNESSETH:

FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

ARTICLE I
PROPERTY

The conveyance by Seller to Purchaser shall include that certain tract or parcel of land situated in Taney County, Missouri, said tract containing approximately 80.713 acres and being more particularly described in Exhibit "A" attached hereto and made a part hereof for all purposes, together with all and singular the rights and appurtenances pertaining to such property including any right, title and interest of Seller in and to adjacent strips or gores, streets, alleys or rights-of-way, all rights of ingress and egress thereto, and all improvements and fixtures located on said property (the foregoing property is herein referred to collectively as the "Subject Property").

ARTICLE II
PURCHASE PRICE

The purchase price to be paid by Purchaser to Seller for the Subject Property shall be the sum of Nine Hundred Fifty Thousand and No/100 Dollars ($950,000.00). The purchase price shall be payable in the following manner:
A.  $230,000.00 of the total purchase price shall be payable in cash at the closing, less any earnest money deposits retained by Seller;

B.  The balance of the purchase price shall be paid by Purchaser’s execution and delivery at the closing of a promissory note (the “Note”) payable to Seller in the original principal amount of $720,000.00. The Note shall provide and be secured as follows:

(i)	The Note shall bear interest from date of execution at the rate of six (6%) percent per annum;

(ii)
The Note shall be payable over a period of four (4) years in four successive annual installments, the first of such installments to be due and payable on the first (1st) anniversary of the date of execution of the Note, and a like installment to be due and payable on each anniversary of the date of execution of the Note thereafter until the Note is paid in full; the first three (3) of such installments shall be in the amount of $180,000.00 of principal plus all then accrued but unpaid interest on the outstanding principal balance of the Note; the fourth (4th) and final installment shall be in the amount of the then remaining unpaid principal balance of the Note plus all then accrued but unpaid interest thereon;

(iii)	The Note shall provide that it may be prepaid at any time, in whole or in part, without premium or penalty; any partial prepayment shall be applied to the principal due on the Note;

(iv)
The Note shall further provide that the execution thereof shall impose upon Purchaser no personal liability whatsoever for payment of the indebtedness evidenced thereby, or any sum owed under the Deed of Trust (as defined hereinbelow) which will secure payment of the Note and the Seller shall seek no personal judgment against Purchaser for the payment of the debt evidenced by the Note or any deficiency arising from a foreclosure sale under the Deed of Trust, it being understood and agreed that the sole recourse of Seller for collection of the Note shall be against the Subject Property described in the Deed of Trust;

(v)
The Deed of Trust shall contain a covenant and prohibition on the part of the Purchaser against disturbing and/or removing any timber, dirt, gravel, or rock from the Subject Property until the same is released from the Deed of Trust.

(vi)
The Note shall be secured by a first Deed of Trust (the “Deed of Trust”) to be executed in Seller’s favor at the closing; both the Note and the Deed of Trust shall provide that, upon the occurrence of a default thereunder, Seller must provide Purchaser with written notice thereof, and permit Purchaser to have ten (10) days from the date of the notice within which to cure the default before exercising any of Seller’s remedies thereunder;

(vii)	The Deed of Trust shall provide that Purchaser may from time to time obtain partial releases of the Subject Property from the lien created therein upon payment of a partial release price as follows:

(a)  The West ½ of the SW ¼ of the SW ¼ of Section 2 and the West ½ of the NW ¼ of the NW ¼ of Section 11 lying North of the Hollister-Kirbyville Road shall be released upon payment of the first annual principal and interest payment set out in said Note; and

(b)  The East ½ of the SW ¼ of the SW ¼ of Section 2 and the East ½ of the NW ¼ of the NW ¼ of Section 11 lying North of the Hollister-Kirbyville Road shall be released upon payment of the second annual principal and interest payment set out in said Note; and

(c)  The West ½ of the SE ¼ of the SW ¼ of Section 2 shall be released upon payment of the third annual principal and interest payment as set out in said Note.

The partial releases shall be made by Seller in the order and sequence as set out in clauses (a), (b) and (c) above with the remainder of the Subject Property being released when the Note is paid in full.

(viii)
The Deed of Trust shall name Clay Cantwell as the Trustee and the holder of the Deed of Trust shall retain the power to remove the Trustee and name a successor Trustee at any time and from time to time pursuant to the Deed of Trust.

(ix)	Both the Note and the Deed of Trust shall otherwise be in form and substance satisfactory to counsel for Seller and Purchaser.

ARTICLE III
EARNEST MONEY

Within two (2) business days after final execution of this Contract by all parties hereto, Purchaser shall deliver to Tri-Lakes Title Co., Inc. (the "Escrow Agent" or the "Title Company"), whose address is P.O. Box J, Branson, Missouri 65616, a check payable to the order of the Title Company in trust in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) ("Earnest Money"). All Earnest Money shall be held and delivered in accordance with the provisions hereof. Escrow Agent shall immediately present for payment the check deposited by Purchaser and deposit same into an interest bearing Trust Account. All interest accruing upon the Earnest Money shall be held for the benefit of Purchaser so long as Purchaser is not in default under the terms of this Contract. If Purchaser defaults under the terms of this Contract, all interest accruing on the Earnest Money shall accrue to the benefit of Seller.

In the event that this Contract is closed, then all Earnest Money shall be applied in partial satisfaction of the purchase price hereunder. In the event that this Contract does not close, then the Earnest Money shall be disbursed in the manner provided for elsewhere herein. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Contract, it is understood and agreed that Five Thousand Dollars ($5,000.00) of the Earnest Money shall in all events be delivered to Seller as valuable consideration for the inspection period described in Article VI hereinbelow and the execution of this Contract by Seller.

ARTICLE IV
PRE-CLOSING OBLIGATIONS OF SELLER

Within ten (10) days after the Purchaser’s deposit of its Earnest Money hereunder, Seller shall deliver, or cause to be delivered, to Purchaser a copy of the survey dated October 31, 2000, prepared by Rozell Survey Company of Branson, Missouri (“the “Survey”). Within twenty (20) days from the date of execution of this Contract, Purchaser, at Purchaser’s sole cost and expense, shall obtain and deliver to Seller copies of the following (collectively, the "Due Diligence Items"):

a.  An updated or recertified Survey of the Subject Property which Survey shall be dated subsequent to the date of execution of this Contract and which Survey shall: (a) include a metes and bounds legal description of the Subject Property; (b) accurately show all improvements, encroachments and uses and accurately show all easements and encumbrances visible or listed on the Title Commitment (identifying each by recording reference if applicable); (c) recite the exact number of square feet included within the Subject Property and within each building, if any, located on the Subject Property; (d) state whether the Subject Property (or any portion thereof) lies within a flood zone or flood prone area; (e) contain a certificate verifying that the Survey was made on the ground, that the Survey is correct, that there are no improvements, encroachments, easements, uses or encumbrances except as shown on the survey plat, that the area represented for the Subject Property has been certified by the surveyor as being correct and that the Subject Property does not lie within any flood zone or flood prone area, except as indicated thereon, that the Subject Property has access to public streets as indicated thereon, and otherwise be in the form of Exhibit "B" attached hereto and made a part hereof; and (f) otherwise be in form sufficient for the amendment of the boundary exception by the Title Company. Unless otherwise agreed by Seller and Purchaser, the metes and bounds description contained in the Survey shall be the legal description employed in the documents of conveyance of the Subject Property;

b.  A current commitment (the "Title Commitment") for the issuance of an owner's policy of title insurance to the Purchaser from the Title Company, together with good and legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment.

ARTICLE V
TITLE INSPECTION PERIOD

Purchaser shall have a period of sixty (60) days following the date of execution of this Contract within which to review and approve the information to be obtained by Purchaser pursuant to subparagraphs (a) and (b) of Article IV (the "Title Review Period"). If the information to be obtained pursuant to subparagraphs (a) and (b) of Article IV reflects or discloses any defect, exception or other matter affecting the Subject Property ("Title Defects") that is unacceptable to Purchaser, then prior to the expiration of the Title Review Period Purchaser shall provide Seller with written notice of Purchaser's objections. Seller may, at his sole option, elect to cure or remove the objections raised by Purchaser; provided, however, that Seller shall have no obligation to do so. Should Seller elect to attempt to cure or remove the objections, Seller shall have ten (10) days from the date of Purchaser's written notice of objections (the "Cure Period") in which to accomplish the cure. In the event Seller either elects not to cure or remove the objections or is unable to accomplish the cure prior to the expiration of the Cure Period, then Seller shall so notify Purchaser in writing specifying which objections Seller does not intend to cure, and then Purchaser shall be entitled, as Purchaser's sole and exclusive remedies, either to terminate this Agreement by providing written notice of termination to Seller within ten (10) days from the date on which Purchaser receives Seller's no-cure notice or waive the objections and close this transaction as otherwise contemplated herein. If Purchaser shall fail to notify Seller in writing of any objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, then Purchaser shall be deemed to have no objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, and any exceptions to Seller's title which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be considered to be "Permitted Exceptions." The provisions hereof to the contrary notwithstanding, that certain power line easement in favor of Empire District Electric Company recorded in Book 248, Page 1681, Taney County Deed Records, and that certain Sanitary Sewer Easement in favor of Taney County Regional Sewer District recorded in Book 343, Page(s) 3252-3253, Taney County Deed Records are hereby deemed to be Permitted Exceptions.

ARTICLE VI
INSPECTION PERIOD

Purchaser, at Purchaser's sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Subject Property for a period of time commencing on the date of execution of this Contract and expiring sixty (60) days thereafter (the "Inspection Period"). Purchaser and Purchaser's duly authorized agents or representatives shall be permitted to enter upon the Subject Property at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable. Purchaser further agrees to indemnify and hold Seller harmless from any claims or damages, including reasonable attorneys' fees, resulting from Purchaser's inspection of the Subject Property. In the event that the review and/or inspection conducted by this paragraph shows any fact, matter or condition to exist with respect to the Subject Property that is unacceptable to Purchaser, in Purchaser's sole discretion, or if for any reason Purchaser determines that purchase of the Subject Property is not feasible, then Purchaser shall be entitled, as Purchaser's sole remedy, to cancel this Contract by providing written notice of cancellation to Seller prior to the expiration of the Inspection Period. If Purchaser shall provide written notice of cancellation prior to the expiration of the Inspection Period, then this Contract shall be cancelled, all Earnest Money (less $5,000.00) shall be immediately returned to Purchaser by the Title Company, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other; provided, however, Purchaser shall restore the Property to its condition as existed upon the execution date of this Contract.

ARTICLE VII
REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER

Seller represents and warrants to Purchaser that Seller will have at closing good and indefeasible fee simple title to the Subject Property free and clear of all liens, encumbrances, covenants, restrictions, rights-of-way, easements, and any other matters affecting title to the Subject Property except for the Permitted Exceptions.

Seller further covenants and agrees with Purchaser that, from the date hereof until the closing, Seller shall not sell, assign, or convey any right, title, or interest whatsoever in or to the Subject Property, or create or permit to exist any lien, security interest, easement, encumbrance, charge, or condition affecting the Subject Property without promptly discharging the same prior to closing.

Seller hereby further represents and warrants to Purchaser as follows:

a.  There are no actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened against Seller or otherwise affecting any portion of the Subject Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign;

b.  The execution by Seller of this Contract and the consummation by Seller of the sale contemplated hereby have been duly authorized, and do not, and, at the closing date, will not, result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement, instrument, or obligation to which Seller is a party or by which the Subject Property or any portion thereof is bound, and do not, and at the closing date will not, constitute a violation of any regulation affecting the Subject Property;

c.  Seller has not received any notice of any violation of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Subject Property or any portion thereof;

d.  That, at closing, there will be no unpaid bills, claims, or liens in connection with any construction or repair of the Subject Property except for ones which will be paid in the ordinary course of business or which have been bonded around or the payment of which has otherwise been adequately provided for to the complete satisfaction of Purchaser; and

e.  To the best of Seller's knowledge, there has been no material release of any pollutant or hazardous substance of any kind onto or under the Subject Property that would result in the prosecution of any claim, demand, suit, action or administrative proceeding based on any environmental requirements of state, local or federal law including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, U.S.C. § 9601 et seq.

All of the foregoing representations and warranties of Seller are made by Seller both as of the date hereof and as of the date of the closing hereunder and shall survive the closing hereunder. Notwithstanding the foregoing or anything to the contrary contained herein, it is understood and agreed that the representations and warranties set forth hereinabove shall survive the closing of this Contract only for a period of one (1) year following the closing date, but not thereafter, and Seller shall have no liability of any kind whatsoever for any breach thereof except to the extent a claim is asserted against Seller within such one (1) year period.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

The obligation of Purchaser to close this Contract shall, at the option of Purchaser, be subject to the following conditions precedent:

a.  All of the representations, warranties and agreements of Seller set forth in this Contract shall be true and correct in all material respects as of the date hereof and at closing, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Contract.

b.  There shall be no change in the matters reflected in the Title Commitment, and there shall not exist any encumbrance or title defect affecting the Subject Property not described in the Title Commitment except for the Permitted Exceptions.

c.  There shall be no changes in the matters reflected in the Survey, and there shall not exist any easement, right-of-way, encroachment, waterway, pond, flood plain, conflict or protrusion with respect to the Subject Property not shown on the Survey.

d.  No material and substantial change shall have occurred with respect to the Subject Property which would in any way affect the findings made in the inspection of the Subject Property described in Article VI hereinabove.

If any such condition is not fully satisfied by closing, Purchaser may terminate this Contract by written notice to Seller whereupon this Contract shall be cancelled, the Earnest Money (less $5,000.00) shall be returned to Purchaser, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

ARTICLE IX
CLOSING

The closing hereunder shall take place at the offices of the Title Company. The closing shall occur on or before ninety (90) days from the date of expiration of the Inspection Period. Purchaser shall notify Seller at least five (5) days in advance of the exact time and date of closing. Seller and Purchaser hereby agree that Purchaser shall have the right to obtain one sixty (60) day extension of the deadline for closing hereunder by delivering to Seller a non-refundable extension fee in the amount of $100,000.00 ("Extension Fee"). The Extension Fee shall be paid directly to Seller and shall not be subject to any escrow. If Purchaser exercises this right, then the deadline for closing hereunder shall be extended by sixty (60) days. The $100,000.00 extension fee that must be paid by Purchaser in order to extend the deadline for closing hereunder by sixty (60) days shall be non-refundable to Purchaser but, if this Contract closes, shall be applied in partial satisfaction of the purchase price payable hereunder.

ARTICLE X
SELLER'S OBLIGATIONS AT CLOSING

At the closing, Seller shall do the following:

a.  Deliver to Purchaser a special warranty deed covering the Subject Property, duly signed and acknowledged by Seller, which deed shall be in form reasonably acceptable to Purchaser for recording and shall convey to Purchaser good and indefeasible fee simple title to the Subject Property, free and clear of all liens, rights-of-way, easements, and other matters affecting title to the Subject Property, except for the Permitted Exceptions.

b.  Furnish to Purchaser, at Seller's sole expense, a "marked-up" title commitment to be followed by an Owner's Policy of Title Insurance (the "Title Policy") within a reasonable period of time and upon the Title Company's receipt of the original, recorded documents evidencing the transaction issued by the Title Company on the standard form in use in the State of Missouri, insuring good and marketable fee simple title to the Subject Property in the Purchaser, in the amount of the purchase price subject only to the Permitted Exceptions.

c.  Deliver such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Subject Property.

d.  Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.

e.  Deliver to Purchaser any other documents or items necessary or convenient in the reasonable judgment of Purchaser to carry out the intent of the parties under this Contract.

ARTICLE XI
PURCHASER'S OBLIGATIONS AT CLOSING

At the closing, Purchaser shall deliver to Seller the following:

(A)  The cash portion of the purchase price;
(B)  The Note duly executed by Purchaser; and
(C)  The Deed of Trust duly executed and acknowledged by Purchaser and in a form ready for recording.

ARTICLE XII
COSTS AND ADJUSTMENTS

At closing, the following items shall be adjusted or prorated between Seller and Purchaser:

a.  Ad valorem taxes for the Subject Property for the current calendar year shall be prorated as of the date of closing, and Seller shall pay to Purchaser in cash at closing Seller's prorata portion of such taxes. Seller's prorata portion of such taxes shall be based upon assessments for the immediately preceding calendar year taking into account the maximum allowable discount.

b.  Any real estate transfer taxes or sales taxes that are payable in connection  with the sale of the Subject Property shall be paid in full by Seller.

c.  All other closing costs including, but not limited to, recording and escrow fees shall be divided equally between Seller and Purchaser; provided; however, that Seller and Purchaser shall each be responsible for the fees and expenses of their respective attorneys.

Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the ownership, maintenance, or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, brought by third parties and based on events occurring subsequent to the date of closing and which are in any way related to the ownership, maintenance or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

ARTICLE XIII
ENTRY ON PROPERTY

Purchaser, Purchaser's agents, employees, servants, or nominees, are hereby granted the right to enter upon the Subject Property at any time prior to closing for the purpose of inspecting the Subject Property and conducting such engineering and mechanical tests as Purchaser may deem necessary or advisable, any such inspections and tests to be made at Purchaser's sole expense. Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, damages, costs, or expenses incurred by Seller as a result of any inspections or tests made by Purchaser.

ARTICLE XIV
POSSESSION OF PROPERTY

Possession of the Property free and clear of all uses and encroachments, except the Permitted Exceptions, shall be delivered to Purchaser at closing.

ARTICLE XV
NOTICES

All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile transmission, or by United States Mail, as a registered or certified item, return receipt requested. Notices delivered by mail shall be deemed given when deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed as follows:

Seller:	Clay Cantwell
Attorney for the Trustee of the Casey Family Trust 115 West Atlantic Branson, Missouri 65616

Purchaser:	Silverleaf Resorts, Inc. 1221 River Bend, Suite 120 Dallas, TX 75247 Attn: Robert E. Mead Telephone: (214) 631-1166 Fax: (214) 905-0514

With a copy to:	George R. Bedell 901 Main Street, Suite 3700 Dallas, Texas 75202 Telephone: (214) 749-2444 Fax: (214) 744-3732

ARTICLE XVI
REMEDIES

In the event that Seller fails to timely comply with all conditions, covenants and obligations of Seller hereunder, such failure shall be an event of default and Purchaser shall have the option (i) to terminate this Contract by providing written notice thereof to Seller, in which event the Earnest Money (less $5,000.00) shall be returned immediately to Purchaser and the parties hereto shall have no further liabilities or obligations one unto the other; (ii) to waive any defect or requirement and close this Contract; or (iii) sue Seller for specific performance or for damages.

In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and Seller's sole remedy shall be to receive the Earnest Money. The Earnest Money is agreed upon by and between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than in this paragraph defined, and Seller shall accept the Earnest Money as Seller's total damages and relief.

ARTICLE XVII
ASSIGNMENT

Purchaser shall have the right to nominate who shall take title and who shall succeed to Purchaser's duties and obligations hereunder, or assign this Contract to any person, firm, corporation, or other entity which Purchaser may, at Purchaser's sole option, choose, and from and after such nomination or assignment, wherever in this Contract reference is made to Purchaser such reference shall mean the nominee or assignee who shall succeed to all the rights, duties, and obligations of Purchaser hereunder. In the event the Contract is assigned to a firm or corporation, prior to Closing Purchaser shall provide Seller with proof of the legal existence of such assignee together with its mailing address and social security number or tax identification number.

XVIII
INTERPRETATION AND APPLICABLE LAW

This Agreement shall be construed and interpreted in accordance with the laws of the State of Missouri. Jurisdiction and venue of any legal action shall be in Taney County and such jurisdiction and venue are hereby accepted by Seller, Purchaser and any assignee of Purchaser. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

XIX
AMENDMENT

This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

ARTICLE XX
AUTHORITY

Each person executing this Contract warrants and represents that he is fully authorized to do so.

ARTICLE XXI
ATTORNEYS' FEES

In the event it becomes necessary for either party to file a suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit.

ARTICLE XXII
DESCRIPTIVE HEADINGS

The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

ARTICLE XXIII
ENTIRE AGREEMENT

This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

ARTICLE XXIV
MULTIPLE ORIGINALS ONLY

Numerous copies of this Contract may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument.

ARTICLE XXV
ACCEPTANCE

Seller shall have until 5:00 o'clock p.m., June 3, 2005, to execute and return a fully executed original of this Contract to Purchaser, otherwise this Contract shall become null and void. Time is of the essence of this Contract. The date of execution of this Contract by Seller shall be the date of execution of this Contract. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Missouri, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of Missouri.

ARTICLE XXVI
REAL ESTATE COMMISSION

In the event this Contract closes, but not otherwise, Purchaser agrees to pay a real estate commission to Benny Kirkpatrick of Carol Jones Realtors (“Purchaser Broker”), such commission to be in the amount of five (5%) percent of the purchase price payable hereunder, and Seller agrees to pay a real estate commission to Janice R. James of Re-Max Associated Brokers, Inc. (“Seller Broker”), such commission to be in the amount of four percent (4%) of the purchase price payable hereunder. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any other real estate broker, agent, or finder in connection with this transaction (other than Seller Broker), and that Seller has not taken any action which would result in any other real estate broker's, finder's, or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any other real estate broker, agent, finder, or any other party in connection with this transaction (other than Purchaser Broker), and that Purchaser has not taken any action which would result in any other real estate broker's, finder's, or other fees or commissions being due or payable to any party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XXVI shall survive the closing.

ARTICLE XXVII
AGENCY DISCLOSURE

Seller Broker is acting as agent for the Seller and owes no fiduciary duty or obligation to any other party to this Contract and the Purchaser Broker represents Purchaser and owes no fiduciary duty or obligation to any other party to this Contract.

EXECUTED on this the 31st day of May, 2005.

SELLER:

/S/ VIRGIL M. CASEY
VIRGIL M. CASEY
Trustee of the Casey Family Trust dated June 3, 1992

/S/ CHARLES R. CASEY
/S/ RON CASEY
/S/ RONALD D. CASEY

EXECUTED on this the 24TH day of May, 2005.

PURCHASER:

SILVERLEAF RESORTS, INC.

By: /S/ ROBERT E. MEAD

Name: Robert E. Mead

Its: CEO

RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED:

TITLE COMPANY:

TRI-LAKES TITLE CO., INC.

By:
Name:
Its:

Exhibits to Agreement not filed herewith:

Exhibit A: Property Description
Exhibit B: Surveyor's Certification